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                                                                    Exhibit 99.1


                                  ON2.COM INC.

                       2000 NONQUALIFIED STOCK OPTION PLAN


      1. PURPOSE.

      (a) The purpose of this 2000 Nonqualified Stock Option Plan (the "Plan") is to further the long-term stability and financial success of On2.com Inc. (the "Company") by attracting and retaining employees through the use of stock-based incentives. It is believed that ownership of Company Stock will stimulate the efforts of those employees upon whose efforts, judgment and interests the Company and its Subsidiaries are and will be largely dependent for the successful conduct of their business. It is also believed that Incentive Awards granted to employees under this Plan will strengthen their desire to remain employed with the Company and its Subsidiaries and will further the identification of employees' interests with those of the Company and its Subsidiaries. The Plan is intended to operate in compliance with the provisions of Securities and Exchange Commission Rule 16b-3.

      (b) It is the expressed policy of the Company in the adoption of the Plan that the Incentive Awards available hereunder be granted to all of the Company's full-time employees on a basis which, as determined by the Committee, is fair and equitable to all such employees based on their compensation levels and their longevity of service with the Company.

      2. DEFINITIONS. As used in the Plan, the following terms have the meanings indicated:

      (a) "ACT" means the Securities Exchange Act of 1934, as amended.

      (b) "APPLICABLE WITHHOLDING TAXES" means the aggregate amount of federal, state and local income and payroll taxes that the Company or appropriate Subsidiary is required to withhold in connection with any lapse of restrictions on Restricted Stock or any exercise of a Nonstatutory Stock Option or Stock Appreciation Right.

      (c) "BOARD" means the Board of Directors of the Company.

      (d) "CODE" means the Internal Revenue Code of 1986, as amended.

      (e) "COMMITTEE" means the Compensation Committee of the Board, provided that, if any member of the Compensation Committee does not or would not qualify as both an outside director for purposes of Code section 162(m) and a non-employee director for purposes of Rule 16b-3, the Board shall designate the remaining members of the Compensation Committee (but not less than two members) as a subcommittee of the Compensation Committee to act as the Committee for purposes of the Plan.

      (f) "COMPANY" means On2.com Inc., a Delaware corporation.

      (g) "COMPANY STOCK" means common stock of the Company, par value $0.01 per share. In the event of a change in the capital structure of the Company (as provided in Section 13), the shares resulting from such a change shall be deemed to be Company Stock within the meaning of the Plan.

      (h) "DATE OF GRANT" means the date on which the Committee grants an Incentive Award.

      (i) "DISABILITY" or "DISABLED" means a disability as determined by the Committee, which determination shall be conclusive.

      (j) "FAIR MARKET VALUE" means, as of any date, the value of a share of Company Stock, determined as follows:


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            (i)   if such Company Stock is then quoted on the Nasdaq National
Market, its closing price on the Nasdaq National Market on the date of determination, as reported in The Wall Street Journal;

            (ii) if such Company Stock is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Company Stock is listed or admitted to trading, as reported in The Wall Street Journal;

            (iii) if such Company Stock is not quoted on the Nasdaq National Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination, as reported in The Wall Street Journal; or

         (iv) if none of the foregoing is applicable, by the Committee in good faith.

      (k) "INCENTIVE AWARD" means, collectively, an award of Restricted Stock, an Option, or a Stock Appreciation Right under the Plan.

      (l) "INCENTIVE STOCK OPTION" means an Option intended to meet the requirements of, and qualify for favorable federal income tax treatment under, Code section 422.

      (m) "MATURE SHARES" means shares of Company Stock for which the holder thereof has good title, free and clear of all liens and encumbrances and which such holder either (i) has held for at least six months or (ii) has purchased on the open market.

      (n) "NONSTATUTORY STOCK OPTION" means an Option that does not meet the requirements of Code section 422, or, even if meeting the requirements of Code section 422, is not intended to be an Incentive Stock Option and is so designated.

      (o) "OPTION" means a right to purchase Company Stock granted under the Plan, at a price determined in accordance with the Plan.

      (p) "PARTICIPANT" means any employee of the Company or a Subsidiary who receives an Incentive Award under the Plan.

      (q) "RESTRICTED STOCK" means Company Stock awarded upon the terms and subject to the restrictions set forth in Section 10.

      (r) "RULE 16B-3" means Rule 16b-3 of the Securities and Exchange Commission promulgated under the Act. A reference in the Plan to Rule 16b-3 shall include a reference to any corresponding rule (or number redesignation) of any amendments to Rule 16b-3 enacted after the effective date of the Plan's adoption.

      (s) "STOCK APPRECIATION RIGHT" means a right to receive amounts from the Employer granted under Section 7.

      (u) "SUBSIDIARY" means any corporation of which the Company owns at least 50 percent of the combined voting power of all classes of stock or which is in a chain of corporations with the Company in which stock possessing at least 50% of the combined voting power of all classes of stock is owned by one or more corporations in the chain.

      (v) "TAXABLE YEAR" means the fiscal period used by the Company for reporting taxes on income under the Code.

      3. GENERAL. The following types of Incentive Awards may be granted under the Plan: Nonstatutory Stock Options, Stock Appreciation Rights or Restricted Stock. Options granted under the Plan may not be Incentive Stock Options.


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      4. STOCK. Subject to Section 13 of the Plan, there shall be reserved for issuance under the Plan an aggregate of five million (5,000,000) shares of Company Stock, which shall be authorized, but unissued shares. Shares allocable to Incentive Awards or portions thereof granted under the Plan that expire, are forfeited, or otherwise terminate unexercised may again be subjected to an Incentive Award under the Plan. The Committee is expressly authorized to grant an Incentive Award to a Participant conditioned upon the surrender for cancellation of Incentive Awards previously granted to such Participant. However, without prior shareholder approval, the Committees is expressly prohibited from granting a new Incentive Award in the form of an Option if the exercise price of the new Option is less than the exercise price of the Option under the existing Incentive Award being surrendered for cancellation. No more than two million (2,000,000) shares of Company Stock may be allocated to the Options that are granted to any individual Participant who is an employee during any single Taxable Year.

      5. ELIGIBILITY.

      (a) All present and future employees of the Company or a Subsidiary (whether now existing or hereafter created or acquired) whom the Committee determines to have contributed or who can be expected to contribute significantly to the Company or a Subsidiary shall be eligible to receive Incentive Awards under the Plan. The Committee shall have the power and complete discretion, as provided in Section 14, to select eligible employees to receive Options and to determine for each employee and the terms and conditions of each Option.

      (b) The grant of an Incentive Award shall not obligate the Company or any Subsidiary to pay an employee any particular amount of remuneration, to continue the employment of the employee after the grant or to make further grants to the employee at any time thereafter.

      6. STOCK OPTIONS.

      (a) The Committee may make grants of Options to eligible employees. Whenever the Committee deems it appropriate to grant Options, notice shall be given to the Participant stating the number of shares for which Options are granted, the Option price per share, the extent to which Stock Appreciation Rights are granted (as provided in Section 7), and the conditions to which the grant and exercise of the Options are subject. This notice, when duly accepted in writing by the Participant, shall become a stock option agreement. The Committee may delegate to the Chief Executive Officer of the Company the authority to select eligible employees to receive Options, to determine the time or times at which Options will be awarded to eligible employees and to determine the terms and conditions of such Options, except to the extent that such a delegation would prevent compliance with Rule 16b-3, Code section 162(m) or any other section of the Code, or other applicable law or regulation. Actions taken by the Chief Executive Officer pursuant to such a delegation of authority shall be subject to ratification by the Committee.

      (b) The exercise price of shares of Company Stock covered by an Option shall be not less than 100% of the Fair Market Value of such shares on the close of business on the business date immediately prior to the Date of Grant.

      (c) Options may be exercised in whole or in part at such times as may be specified by the Committee in the Participant's stock option agreement.

      (d) The Committee may impose such vesting conditions and other requirements as the Committee deems appropriate, and the Committee may include such provisions regarding a Corporate Transaction (as defined in Section 13) as the Committee deems appropriate.

      7. STOCK APPRECIATION RIGHTS.

      (a) Whenever the Committee deems it appropriate, Stock Appreciation Rights may be granted to an eligible employee. Stock Appreciation Rights may be granted in connection with all or any part of an Option or in a separate Incentive Award.


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      (b) The following provisions apply to all Stock Appreciation Rights that are granted in connection with Options:

            (i) Stock Appreciation Rights shall entitle the Participant, upon exercise of all or any part of the Stock Appreciation Rights, to surrender to the Company unexercised that portion of the underlying Option relating to the same number of shares of Company Stock as is covered by the Stock Appreciation Rights (or the portion of the Stock Appreciation Rights so exercised) and to receive in exchange from the Company an amount equal to the excess of (x) the Fair Market Value on the date of exercise of the Company Stock covered by the surrendered portion of the underlying Option over (y) the exercise price of the Company Stock covered by the surrendered portion of the underlying Option. The Committee may limit the amount that the Participant will be entitled to receive upon exercise of Stock Appreciation Rights.

            (ii) Upon the exercise of a Stock Appreciation Right and surrender of the related portion of the underlying Option, the Option, to the extent surrendered, shall not thereafter be exercisable.

            (iii) Subject to any further conditions upon exercise imposed by the Committee, a Stock Appreciation Right shall be exercisable only to the extent that the related Option is exercisable and a Stock Appreciation Right shall expire no later than the date on which the related Option expires.

            (iv) A Stock Appreciation Right may only be exercised at a time when the Fair Market Value of the Company Stock covered by the Stock Appreciation Right exceeds the exercise price of the Company Stock covered by the underlying Option.

      (c) The following provisions apply to all Stock Appreciation Rights that are not granted in connection with Options:

            (i) Stock Appreciation Rights shall entitle the Participant, upon exercise of all or any part of the Stock Appreciation Rights, to receive in exchange from the Company an amount equal to the excess of (x) the Fair Market Value on the date of exercise of the Company Stock covered by the surrendered Stock Appreciation Right over (y) the price of the Company Stock on the Date of Grant of the Stock Appreciation Right. The Committee may limit the amount that the Participant will be entitled to receive upon exercise of Stock Appreciation Rights.

            (ii) A Stock Appreciation Right may only be exercised at a time when the Fair Market Value of the Company Stock covered by the Stock Appreciation Right exceeds the Fair Market Value of the Company Stock on the Date of Grant of the Stock Appreciation Right.

      (d) The manner in which the Company's obligation arising upon the exercise of a Stock Appreciation Right shall be paid shall be determined by the Committee and shall be set forth in the Incentive Award. The Incentive Award may provide for payment in Company Stock or cash, or a fixed combination of Company Stock or cash, or the Committee may reserve the right to determine the manner of payment at the time the Stock Appreciation Right is exercised. Shares of Company Stock issued upon the exercise of a Stock Appreciation Right shall be valued at their Fair Market Value on the date of exercise.

      8. METHOD OF EXERCISE OF OPTIONS AND STOCK APPRECIATION RIGHTS.

      (a) Options and Stock Appreciation Rights may be exercised by the Participant giving written notice of the exercise to the Company, stating the number of shares the Participant has elected to purchase under the Option or the number of Stock Appreciation Rights the Participant has elected to exercise. In the case of the purchase of shares under an Option, such notice shall be effective only if accompanied by the exercise price in full in cash; provided, however, that if the terms of an Option so permit, the Participant may (i) deliver Mature Shares (valued at their Fair Market Value) in satisfaction of all or any part of the exercise price, (ii) cause to be withheld from the Option shares, shares of Company Stock (valued at their Fair Market Value) in satisfaction of all or any part of the exercise price, or (iii) deliver a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to


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the Company, from the sale or loan proceeds with
respect to the sale of Company Stock or a loan secured by Company Stock, the amount necessary to pay the exercise price and, if required by the terms of the Option, Applicable Withholding Taxes.

      (b) The Company may place on any certificate representing Company Stock issued upon the exercise of an Option or a Stock Appreciation Right any legend deemed desirable by the Company's counsel to comply with federal or state securities laws, and the Company may require a customary written indication of the Participant's investment intent. Until the Participant has made any required payment, including any Applicable Withholding Taxes, and has had issued a certificate for the shares of Company Stock acquired, he or she shall possess no shareholder rights with respect to the shares.

      (c) Each Participant shall agree as a condition of the exercise of an Option or a Stock Appreciation Right to pay to the Company or appropriate Subsidiary, or make arrangements satisfactory to the Company or appropriate Subsidiary regarding the payment to the Company or appropriate Subsidiary of, Applicable Withholding Taxes. Until such amount has been paid or arrangements satisfactory to the Company or appropriate Subsidiary have been made, no stock certificate shall be issued upon the exercise of an Option or cash paid upon the exercise of a Stock Appreciation Right.

      (d) As an alternative to making a cash payment to the Company or appropriate Subsidiary to satisfy Applicable Withholding Taxes, if the Participant's option agreement so provides, the Participant may elect to (i) deliver Mature Shares (valued at their Fair Market Value) or (ii) to have the Company or appropriate Subsidiary retain that number of shares of Company Stock (valued at their Fair Market Value) that would satisfy all or a specified portion of the Applicable Withholding Taxes.

      9. TRANSFERABILITY OF OPTIONS AND STOCK APPRECIATION RIGHTS. Options and Stock Appreciation Rights may be transferable by a Participant and exercisable by a person other than the Participant, but only to the extent specifically provided in the Incentive Award agreement.

      10. RESTRICTED STOCK AWARDS.

      (a) The Committee may make grants of Restricted Stock to eligible employees. Whenever the Committee deems it appropriate to grant Restricted Stock, notice shall be given to the Participant stating the number of shares of Restricted Stock granted and the terms and conditions to which the Restricted Stock is subject. This notice, when accepted in writing by the Participant shall become an grant agreement between the Company and the Participant. Restricted Stock may be awarded by the Committee in its discretion without cash consideration.

      (b) No shares of Restricted Stock may be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered or disposed of until the restrictions on such shares as set forth in the Participant's grant agreement have lapsed or been removed pursuant to paragraph (d) or (e) below.

      (c) Upon the acceptance by a Participant of an award of Restricted Stock, such Participant shall, subject to the restrictions set forth in paragraph (b) above, have all the rights of a shareholder with respect to such shares of Restricted Stock, including, but not limited to, the right to vote such shares of Restricted Stock and the right to receive all dividends and other distributions paid thereon. Certificates representing Restricted Stock shall be held by the Company until the restrictions lapse and the Participant shall provide the Company with appropriate stock powers endorsed in blank.

      (d) The Committee shall establish as to each award of Restricted Stock the terms and conditions upon which the restrictions set forth in paragraph (b) above shall lapse. The terms and conditions may include, without limitation, the lapsing of such restrictions as a result of the Disability, death or retirement of the Participant or the occurrence of a Corporate Transaction.

      (e) Notwithstanding the provisions of paragraph (b) above, the Committee may at any time, in its sole discretion, accelerate the time at which any or all restrictions will lapse or remove any and all such restrictions.


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      (f) Each Participant shall agree at the time his or her Restricted Stock is granted, and as a condition thereof, to pay to the Company or appropriate Subsidiary, or make arrangements satisfactory to the Company or appropriate Subsidiary regarding the payment to the Company or appropriate Subsidiary of, Applicable Withholding Taxes. Until such amount has been paid or arrangements satisfactory to the Employer have been made, no stock certificate free of a legend reflecting the restrictions set forth in paragraph (b) above shall be issued to such Participant. As an alternative to making a cash payment to the Company or appropriate Subsidiary to satisfy Applicable Withholding Taxes, if the grant so provides, the Participant may elect to (i) to deliver Mature Shares (valued at their Fair Market Value) or (ii) to have the Company or appropriate Subsidiary retain that number of shares of Company Stock (valued at their Fair Market Value) that would satisfy all or a specified portion of the Applicable Withholding Taxes.

      11. EFFECTIVE DATE OF THE PLAN. The effective date of the Plan is September 20, 2000. Until the requirements of any applicable federal or state securities laws have been met, no Option or Stock Appreciation Right granted under the Plan shall be exercisable.

      12. TERMINATION, MODIFICATION, CHANGE.

      (a) If not sooner terminated by the Board, this Plan shall terminate at the close of business on September 19, 2010. No Options shall be granted under the Plan after its termination. The Board may amend or terminate the Plan in such respects as it shall deem advisable. A termination or amendment of the Plan shall not, without the consent of the Participant, adversely affect a Participant's rights under an Incentive Award previously granted to him or her.

      (b) Notwithstanding the provisions of subsection (a) above, this subsection (b) will apply if the Company is involved in any merger or similar transaction that the Company intends to treat as a "pooling of interest" for financial reporting purposes. In such a case, the Committee may amend the terms of any Incentive Award or of the Plan to the extent that the Company's independent accountants determine that such terms would preclude the use of "pooling of interest" accounting. The authority of the Committee to amend the terms of any Incentive Award or of the Plan includes, without limitation, the right (i) to rescind or suspend any terms that are contingent on a Corporate Transaction, such as the acceleration of vesting or provisions for special payments to an optionee or participant; (ii) to modify Incentive Awards to comply with prior practices of the Company as to terms of Incentive Awards;
(iii) to provide for payment to the Participant of Common Stock or stock of the other party to the transaction equal to the fair value of the Incentive Award; and (iv) to suspend any provisions for payment of an Incentive Award in cash. The authority of the Committee under this section may be exercised in the Committee's sole and complete discretion.

      13. CHANGE IN CAPITAL STRUCTURE.

      (a) In the event of a stock dividend, stock split or combination of shares, recapitalization or merger in which the Company is the surviving corporation or other change in the Company's capital stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), the number and kind of shares of stock or securities of the Company to be subject to the Plan and to Incentive Awards then outstanding or to be granted thereunder, the maximum number of shares or securities which may be delivered under the Plan, the maximum number of shares or securities that can be granted to an individual Participant under Section 4, the exercise price, the terms of Incentive Awards and other relevant provisions shall be appropriately adjusted by the Committee, whose determination shall be binding on all persons. If the adjustment would produce fractional shares with respect to any unexercised Option, the Committee may adjust appropriately the number of shares covered by the Option so as to eliminate the fractional shares.

      (b) An Option shall automatically be vested and immediately exercisable in full, and any restrictions on Restricted Stock awards shall terminate, upon the occurrence of any of the following events:

              (i) Any person within the meaning of Sections 13(d) and 14(d) of the Act, other than the


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     Company, has become the beneficial owner, within the meaning of Rule 13d-3 under the Act, of thirty percent (30%) or more of the combined voting power of the Company's then outstanding voting securities, unless such ownership by such person has been approved by the Board immediately prior to the acquisition of such securities by such person;

              (ii) The first day on which shares of the Common Stock are purchased pursuant to a tender offer or exchange offer, unless such offer is made by the Company or unless such offer has been approved or not opposed by the Board;

              (iii) The stockholders of the Company have approved (A) an agreement to merge or consolidate with or into another corporation and the Company is not the survivor of such merger or consolidation, or (B) an agreement to sell or otherwise dispose of all or substantially all of the Company's assets (including a plan of liquidation) (a "Corporate Transaction"). However, such option shall not automatically vest if and to the extent that (i) such option is, in connection with the Corporate Transaction, either to be assumed by the successor corporation or parent thereof or to be replaced with a comparable option for the purchase of shares of the capital stock of the successor corporation, or; or (ii) such option is to be replaced with a cash incentive program of the successor corporation that preserves the spread existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to such option. The determination of option comparability under clause (i) above shall be made by the Board, and its determination shall be conclusive and binding.

              All such options shall terminate and cease to remain outstanding immediately following the consummation of the Corporate Transaction, except to the extent assumed by the successor corporation. Any such options that are assumed or replaced in the Corporate Transaction pursuant to items (i) and (ii) of the preceding paragraph and do not otherwise accelerate at that time shall be accelerated in the event the holder's employment or services should subsequently terminate within two years following such Corporate Transaction, unless such employment or services are terminated by the successor corporation for Cause or by the holder voluntarily without Good Reason.

              As used herein, "Cause" means dishonesty, fraud, misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conviction or confession of a crime punishable by law (except minor violations), in each case as determined by the Board (or the administrator of any substituted plan), and its determination shall be conclusive and binding. "Good Reason" means the occurrence of any of the following events or conditions: (i) a change in the holder's title or position that is accompanied by a reduction in the holder's annual base salary, except in connection with the termination of the holder's employment for Cause, for Disability or as a result of his or her death, or by the holder other than for Good Reason; (ii) the successor corporation's requiring the holder (without the holder's consent) to be based at any place outside a 35-mile radius of his or her place of employment prior to a Corporate Transaction, except for reasonably required travel on successor corporation business; or (iii) any material breach by the successor corporation of any provision of the plan.

              (iv) During any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election or the nomination for the election by the Company's stockholders of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period.

     (c) Other than upon the occurrence of any of the events described in
Section 13(b), the Board shall have the authority at any time or from time to time to accelerate the vesting of any individual option and to permit any stock option not theretofore exercisable to become immediately exercisable.

     14.  ADMINISTRATION OF THE PLAN.

     (a) Subject to the provisions of Section 16(b) of the Act and Rule 16b-3, the Plan shall be


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administered by the Committee. The Committee shall have general authority to impose any limitation or condition upon an Incentive Award that the Committee deems appropriate to achieve the objectives of the Incentive Award and the Plan and, without limitation and in addition to powers set forth elsewhere in the Plan, shall have the power and complete discretion to determine: (i) which eligible employees shall receive Incentive Awards and the nature of each Incentive Award, (ii) the number of shares of Company Stock to be covered by each Incentive Award, (iii) when, whether and to what extent Stock Appreciation Rights shall be granted, (iv) the time or times when an Incentive Award shall be granted, (v) whether an Incentive Award shall become vested over a period of time and when it shall be fully vested, (vi) when Options and Stock Appreciation Rights may be exercised, (vii) whether a Disability exists, (viii) the manner in which payment will be made upon the exercise of Options or Stock Appreciation Rights, (ix) conditions relating to the length of time before disposition of Company Stock received upon the exercise of Options or Stock Appreciation Rights is permitted, (x) whether to authorize a Participant (A) to deliver Mature Shares to satisfy Applicable Withholding Taxes or (B) to have the Company withhold from the shares to be issued upon the exercise of a Nonstatutory Stock Option or Stock Appreciation Right the number of shares necessary to satisfy Applicable Withholding Taxes, (xi) the terms and conditions applicable to Restricted Stock awards, (xii) the terms and conditions on which restrictions upon Restricted Stock shall lapse, (xiii) whether to accelerate the time at which any or all restrictions with respect to Restricted Stock will lapse or be removed, (xiv) notice provisions relating to the sale of Company Stock acquired under the Plan, and (xv) any additional requirements relating to Incentive Awards that the Committee deems appropriate. The Committee shall have the power to amend the terms of previously granted Incentive Awards that were granted by that Committee so long as the terms as amended are consistent with the terms of the Plan and provided that the consent of the Participant is obtained with respect to any amendment that would be detrimental to him or her, except that such consent will not be required if such amendment is for the purpose of complying with Rule 16b-3 or any requirement of the Code applicable to the Incentive Award.

      (b) The Committee may adopt rules and regulations for carrying out the Plan with respect to Participants. The interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive as to any Participant. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

     (c) A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee shall be taken by a majority of the members present. Any action may be taken by a written instrument signed by all of the members, and any action so taken shall be fully effective as if it had been taken at a meeting.

     15. NOTICE. All notices and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows (a) if to the Company - at the principal business address of the Company to the attention of the Corporate Secretary of the Company; and (b) if to any Participant - at the last address of the Participant known to the sender at the time the notice or other communication is sent.

     16. INTERPRETATION. The terms of this Plan shall be governed by the internal laws of the State of Delaware, without regard to conflicts of law principles.